Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated February 27, 2020, with respect to the consolidated financial statements of Topgolf International, Inc. included in the Registration Statement of Callaway Golf Company.

/s/ Ernst & Young LLP

Dallas, Texas

November 20, 2020